UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): August 25, 2014

IZEA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-167960	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 N. Orlando Avenue, Suite 200 Winter Park, Florida	32789
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 674-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR     240.13e-4(c))

CURRENT REPORT ON FORM 8-K

IZEA, INC.

August 25, 2014

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2014, the Company appointed LeAnn Hitchcock as its Chief Financial Officer and entered into an employment agreement with her. Ms. Hitchcock has more than 20 years of significant SEC accounting and financial experience and has assisted the Company as a consultant since September 2011 with respect to its financial reporting, internal accounting controls and coordination with the Company’s independent public accountants.

Prior to working with IZEA, Ms. Hitchcock worked as the Chief Financial Officer of NBI Juiceworks in 2010 and in 2009 as the SEC Compliance Officer of Workstream Inc., a SaaS company that provides enterprise management solutions for employee tracking. From 2002 to 2009, Ms. Hitchcock worked at Galaxy Nutritional Foods as its Chief Financial Officer and later its SEC Compliance Officer where she successfully repositioned the debt structure of the company, created and filed all SEC reports and worked to sell and privatize the company through a tender offer in 2009. In 1997, Ms. Hitchcock became the Chief Financial Officer of FoodMaster International, an international dairy food company that operated dairy production facilities throughout the former Soviet Union. She oversaw the financial training, management, accounting and consolidation of over 12 entities until its successful sale to a French dairy company in 2004.

Ms. Hitchcock started her career as an auditor with Arthur Andersen and PriceWaterhouse Coopers with a strong emphasis on public companies. Ms. Hitchcock holds a double major in Accounting and Business Administration from Palm Beach Atlantic University and a Masters in Accounting from Florida State University.

Pursuant to the employment agreement between the Company and Ms. Hitchcock, she will receive an annual base salary of $185,000 and be eligible for bonus distributions as determined by the Board of Directors, based on meeting and exceeding mutually agreed upon annual performance goals. Additionally, Ms. Hitchcock received an option to purchase 400,000 shares of common stock at an exercise price based on market value on the grant date and expiring on August 25, 2019. The option vests 25% immediately and the remainder in equal monthly installments over three years, in accordance with the Company's incentive stock plan.

Ms. Hitchcock's employment agreement is subject to early termination for any reason upon written notice to her and in the case of death, disability and cause. If terminated, for any reason other than death, disability or cause, Ms. Hitchcock will be entitled to a severance of three months current salary. In the case of termination due to disability, Ms. Hitchcock will be entitled to a severance of current salary until such time (but no more than 120 days after such disability) that disability insurance plan payments commence. If there is a change of control (as defined in the employment agreement) and Ms. Hitchcock's employment terminates within six months following the change of control for reasons other than for cause, then Ms. Hitchcock will be entitled to such amount equal to her then current compensation for the greater of three months or the time remaining between the termination and the six month anniversary of the change of control.

The employment agreement also contains covenants restricting Ms. Hitchcock from engaging in any activities competitive with the Company’s business during the term of her employment agreement and for a period of one year thereafter, and prohibiting her from disclosure of confidential information regarding the Company at any time.

A press release issued by the Company on August 25, 2014 announcing Ms. Hitchcock's appointment as Chief Financial Officer is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The foregoing summary description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated August 25, 2014, between IZEA, Inc. and LeAnn Hitchcock
99.1	Press Release issued by IZEA, Inc. on August 25, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IZEA, INC.

Date: August 25, 2014	By:/s/ Edward H. (Ted) Murphy Edward H. (Ted) Murphy President and Chief Executive Officer